[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 10.8

MASTER COMMERCIAL CUSTOMER AGREEMENT

between

Dell Marketing L.P.	and	SecureWorks, Inc.
One Dell Way		One Concourse Parkway, Suite 500
Round Rock, TX 78682		Atlanta, GA 30328
(“Dell”)		(“Customer”)

THIS MASTER COMMERCIAL CUSTOMER AGREEMENT (“MCCA”) is executed by Customer and Dell on or about July 20, 2015, to be effective as of 1:00 AM Central Daylight Time on August 1, 2015 (the “Effective Date”). This MCCA together with any executed Schedules hereto govern the relationship between Customer and Dell with regard to the purchase and sale of Solutions.

References to “Customer” shall include any subsidiary of Customer that expressly agrees to the terms hereunder, or is otherwise legally bound to such terms, and references to “Dell” shall include any affiliate of Dell that expressly agrees to the terms hereunder or is otherwise legally bound to such terms. For clarity, Customer and its subsidiaries shall not be considered affiliates of Dell for purposes of this MCAA. Dell and Customer are each referred to individually as a “party,” and collectively as the “parties.” Dell and Customer agree to the following terms and conditions:

1.	Scope.

A.	Introduction. Dell’s sale of Solutions, as well as its performance of Services and Customer’s use of the Software are subject to and governed by the terms of this MCCA. Purchases of Products, Software licenses, or Services under this MCCA shall be solely for Customer’s own internal use or for use in connection with Customer’s products and/or services and not for resale purposes. In instances where Customer purchases through a reseller or distributor, final prices and terms and conditions of sale will be as agreed between Customer and the third party from which Customer makes such purchases; however, the terms set forth herein are applicable to Customer’s use of Dell Software and the performance of Dell Services.

B.	Definitions.

i.	“Deliverables” means the tangible and intangible materials, including reports, studies, base cases, drawings, findings, software, manuals, procedures and recommendations that are prepared by Dell or its subcontractors uniquely and exclusively for use by Customer and that are specifically identified in a Statement of Work as Deliverables.

ii.	“Products” means computer hardware, related devices and other accessories and products, including standard components embedded therein, as provided by Dell hereunder.

iii.	“Schedule(s)” means the Dell Product Schedule, Services Schedule, and/or any other schedules executed by the parties under this MCCA, as well as any attachments to such Schedule(s).

iv.	“Services” means any and all services provided by Dell hereunder.

v.	“Software” means any software, library, utility, tool, or other computer or program code, each in object (binary) code form, as well as the related media, printed materials, online and electronic documentation and any copies thereof, as provided by Dell hereunder. Software includes without limitation standalone software, software provided in connection with Products, software provided in connection with Services, software locally installed on Customer’s systems, and software accessed by Customer through the
Internet or other remote means (such as websites, portals, and “cloud-based” solutions).

a)	“System Software” means Software that provides basic hardware functionality and provides a platform for applications to run (e.g., firmware and BIOS software), and any Software specifically designated by Dell as System Software the purpose of which is to operate and manage the Products in which it is embedded.

b)	“Application Software” means computer programs that are designed to perform specialized data processing tasks for the user and any Software specifically designated by Dell as Application Software.

vi.	“Solutions” means the Products, Services (including Deliverables), Software licenses or any combination thereof provided by Dell under this MCCA.

vii.	“Statement of Work” or “SOW” means any mutually agreed document describing the Solution to be provided by Dell to Customer, including without limitation, “Service Descriptions”, “Specification Sheets”, and any other such documents executed under the terms of a Services Schedule hereto or otherwise available at www.Dell.com/servicecontracts/US.

viii.	“Third-Party Products” means any products, software, or services that are manufactured, created or performed by a party other than Dell.

C.	Additional Agreements. This MCCA, together with the applicable Schedules, Software Agreements and SOWs, form a legally binding contract between Customer and Dell. The Schedules, if executed, shall apply in the following manner:

i.	Customer’s purchase of Products is further subject to the additional terms of the “Product Schedule.”

ii.	Dell’s performance of Services are further subject to the additional terms of the “Services Schedule.”

iii.	Customer’s use of Software is subject solely to the separate software license terms provided with the Software, included with the Software media packaging, or presented to

Customer during the installation or use of the Software. Customer agrees that Customer will be bound by such license agreement. If no license terms accompany Dell-branded Software, then use of Dell-branded Application Software is subject solely to the Dell End User License Agreement – Type A located at www.Dell.com/AEULA, and use of Dell-branded System Software is subject solely to the End User License Agreement — Type S located at www.Dell.com/SEULA (accompanying licenses or online licenses, as applicable, the “Software Agreements”). International purchases of eligible licenses are provided under Dell’s International Sales Agent Agreement (“ISSA”) (provided upon request).

D.	Order of Precedence. In the event of a conflict between agreements, the terms will be interpreted in the following order of precedence: (1) Software Agreements and SOWs; (2) Schedules; and (3) this MCCA.

2.	Ordering and Payment.

A.	Quotes and Orders. Customer must identify Dell’s quotation (if any), the Dell Contract Code assigned to this MCCA (if any), the Solutions ordered, the requested shipment dates, and shipping and invoice addresses on all orders. All orders are subject to acceptance by Dell. Orders for Third-Party Products are subject to availability. Customer shall place all orders in the country where the Products and Software are to be shipped and where Services are to be performed, and payment of the corresponding price and costs shall be made in the currency identified by Dell in its invoice. Each accepted order will be interpreted as a single acceptance, independent of any other orders. Neither Dell nor Customer is bound by any terms on orders or transactional documents that are not signed by both parties. Payment to Dell in respect of Products, Software licenses and Services, as applicable, shall be made to the account indicated by Dell (as may be amended from time to time). Dell cannot ship Products and Software or perform Services outside of the country in which the applicable order is accepted. This MCCA will apply to any on-line quote from a web-site personalized by Dell for use by Customer, if available, and any quote received by Customer directly from Customer’s Dell sales representative.

B.	Ordering On-line. If Customer orders on-line, Dell will issue to Customer user names and passwords (the “Purchase Codes”). By accepting and using the Purchase Codes, Customer acknowledges the validity of an electronic order, which shall be deemed to be a writing for all purposes hereunder, and agrees to be responsible for full payment of any Products or Services ordered using Customer’s Purchase Codes. Customer is responsible for keeping the Purchase Codes confidential and controlling their use.

C.	Invoices and Payment. Invoices are due and payable net thirty (30) days from the date of the invoice, subject to continuing credit approval by Dell. Payment of charges shall be made in the currency identified in Dell’s quote. Dell may invoice parts of an order separately or combine separate orders into one invoice. Unless Customer and Dell have agreed to a different discount structure, Dell’s standard pricing policy for Dell-branded Solutions includes Products, Software licenses and Services in one discounted price, and allocates the discount off list price applicable to the Services portion of the Solution to be equal to the overall percentage discount off list price of the entire Solution. Dell reserves the right to charge Customer a late penalty of 1.5% or the maximum rate permitted by law, whichever is less, per month applied against undisputed overdue amounts. Late penalties will be recalculated every thirty (30) days thereafter based on
Customer’s current outstanding balance. Dell may suspend or terminate any or all Solutions and refuse additional orders from Customer, with no liability to Customer, until Dell’s receipt of all overdue amounts.

D.	Taxes. Unless Customer provides Dell with a valid and accurate tax-exemption certificate or other appropriate documentary proof of exemption applicable to Customer’s purchase and ship-to location, Customer is responsible for all sales tax and any other taxes or governmental fees associated with Customer’s order. The charges stated in the order or any invoice shall be inclusive of all duties, levies and any similar charges and shall exclude VAT and equivalent sales and use tax. Unless otherwise specified in writing by Dell, Customer shall pay all freight, insurance, and taxes (including but not limited to import or export duties, sales, use, value add, and excise taxes). In the event that Customer is required by law to make a withholding or deduction in respect of the price payable to Dell, Customer will make the relevant payments to Dell net of the required withholding or deduction. Customer will supply to Dell evidence (e.g., official withholding tax receipts), to the reasonable satisfaction of Dell, that Customer has accounted to the relevant authority for the sum withheld or deducted. If such evidence is not provided to Dell within 60 days of remittance to the applicable tax authority, Customer will be liable for such amount of the withholding imposed on that particular transaction.

E.	Prices. The prices charged for Solutions purchased under this MCCA shall be at a [***]% discount off the listed price.

F.	Changed or Discontinued Products, Software, or Services. A change in a Product, Software or Service may occur after a Customer places an order but before Dell ships the Product or Software, or performs the Service. As a result, Products, Software, and Services that Customer receives may display minor differences from the Products, Software, and Services Customer ordered, but they will meet or exceed all material specifications of such Products, Software or Services ordered.

G.	Multi-year Licenses. If Customer purchases a multi-year Software license and related support and/or maintenance, and Dell and the Customer (and, if applicable, the third-party licensor) agree to annualize the Customer’s purchase over the term of the license, then Customer shall make all annual payments in full and such purchase is non-cancellable over the term of the license.

3.	Term; Termination.

A.	Term; Auto-Renewal. This MCCA commences on the Effective Date and continues for a period of one (1) year, and will thereafter renew automatically on the anniversary of the Effective Date for consecutive additional one (1) year terms (each period considered a “Term”), unless either party provides written notice of non-renewal at least thirty (30) days prior to the expiration of the then-current Term. Dell may, at its option, propose to renew any Solution under the terms of this MCCA and the applicable Schedule(s) by sending Customer an invoice or, subject to prior notification, continuing to provide the Solution to Customer. Customer may (where permitted by law) agree to such renewal of the Solution by paying such invoice by its due date or by continuing to order Solutions.

B.

Termination. Either party may terminate this MCCA at any time by providing at least sixty (60) days prior written notice to the other party. Either party may terminate this MCCA if the other party commits a material breach and the breach is not cured within thirty (30) days of receipt of written notice from

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the injured party. Either party may terminate this MCCA, any Schedules and/or any SOWs immediately if the other party (1) fails to make any payment when due; (2) is acquired by or merged with a competitor of the terminating party; (3) declares bankruptcy or is adjudicated bankrupt; or (4) has a receiver or trustee appointed to it for all or substantially all of its assets. Upon termination of this MCCA, all rights and obligations of the parties under this MCCA will automatically terminate except for rights of action accruing prior to termination, payment obligations, and any obligations that expressly or by implication are intended to survive termination. Termination of the MCCA will terminate all Schedules. Any active SOW, unless earlier terminated, will continue for the term stated in such SOW and be subject to the terms of this MCCA and the applicable Schedule(s). Termination of one or more Schedules or SOWs will not, by itself, terminate this MCCA.

4.	Proprietary Rights. All right, title, and interest in and to the intellectual property (including all copyrights, patents, trademarks, trade secrets, and trade dress) embodied in the Software, Products, Deliverables and all content and other items included with or as part of the Products, Services, Software, or Deliverables, such as text, graphics, logos, button icons, images, audio clips, information, data, feedback, photographs, graphs, videos, typefaces, music, sounds, and software, as well as the methods by which any Services are performed and the processes that make up the Services, shall belong solely and exclusively to Dell or its suppliers or licensors, and Customer shall have no rights whatsoever in any of the above, except as expressly granted in this MCCA or the applicable Schedule or Software Agreement.

5.	Important Additional Information.

A.	Limited Warranty.

i.	WARRANTIES FOR SOLUTIONS SHALL BE PROVIDED AS INDICATED IN THE SCHEDULES. EXCEPT AS EXPRESSLY STATED IN THE SCHEDULES OR IN THE APPLICABLE SOLUTION DOCUMENTATION, DELL (INCLUDING ITS AFFILIATES, CONTRACTORS, AND AGENTS, AND EACH OF THEIR RESPECTIVE EMPLOYEES, DIRECTORS, AND OFFICERS), ON BEHALF OF ITSELF AND ITS SUPPLIERS AND LICENSORS (COLLECTIVELY, THE “DELL PARTIES”) MAKES NO EXPRESS OR IMPLIED WARRANTY WITH RESPECT TO ANY OF THE PRODUCTS, SOFTWARE, DELIVERABLES OR SERVICES, INCLUDING BUT NOT LIMITED TO ANY WARRANTY (a) OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, PERFORMANCE, SUITABILITY, OR NON-INFRINGEMENT; (b) RELATING TO THIRD-PARTY PRODUCTS; OR (c) RELATING TO THE RESULTS OR PERFORMANCE OF THE SOLUTION, INCLUDING THAT THE SOLUTION WILL BE PROVIDED WITHOUT INTERRUPTION OR ERROR.

ii.	WARRANTIES DO NOT COVER DAMAGE DUE TO EXTERNAL CAUSES, SUCH AS ACCIDENT, ABUSE, PROBLEMS WITH ELECTRICAL POWER, SERVICE NOT PERFORMED OR AUTHORIZED BY DELL (INCLUDING INSTALLATION OR DE-INSTALLATION), USAGE NOT IN ACCORDANCE WITH THE DOCUMENTATION, NORMAL WEAR AND TEAR, OR USE OF PARTS AND COMPONENTS NOT SUPPLIED OR INTENDED FOR USE WITH THE SOLUTION. WARRANTIES DO NOT APPLY TO THIRD-PARTY PRODUCTS. ANY WARRANTY ON A THIRD-PARTY PRODUCT
IS PROVIDED BY THE PUBLISHER, PROVIDER, OR ORIGINAL MANUFACTURER.

iii.	NOTHING IN THIS SECTION SHALL EXCLUDE OR LIMIT DELL’S WARRANTY OR LIABILITY FOR LOSSES THAT MAY NOT BE LAWFULLY EXCLUDED OR LIMITED BY APPLICABLE LAW. SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OF CERTAIN WARRANTIES OR CONDITIONS OR THE LIMITATION OR EXCLUSION OF LIABILITY FOR LOSS OR DAMAGE CAUSED BY NEGLIGENCE, BREACH OF CONTRACT, BREACH OF IMPLIED TERMS, OR INCIDENTAL OR CONSEQUENTIAL DAMAGES. SOME JURISDICTIONS DO NOT ALWAYS ENFORCE CLASS ACTION OR JURY WAIVERS, AND MAY LIMIT FORUM SELECTION CLAUSES AND STATUTE OF LIMITATIONS PROVISIONS, AS SUCH, ONLY THE LIMITATIONS THAT ARE LAWFULLY APPLIED TO CUSTOMER IN CUSTOMER’S JURISDICTION WILL APPLY TO CUSTOMER, AND DELL’S LIABILITY WILL BE LIMITED TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW.

B.	High-Risk Disclaimer. Dell shall not be liable to the Customer for use of the Solution in hazardous or high-risk environments requiring fail-safe performance, in which the failure or malfunction of the Solution could lead directly to death, personal injury, or severe physical or property damage. Such use is at Customer’s own risk, even if Dell knows of such use, and Dell expressly disclaims any express or implied warranty of fitness for such high-risk activities.

C.	Limitation of Liability

i.	EXCEPT FOR AN UNAUTHORIZED DISCLOSURE OF CONFIDENTIAL INFORMATION, INFRINGEMENT/MISAPPROPRIATION OF INTELLECTUAL PROPERTY OR AS OTHERWISE SET FORTH IN THE APPLICABLE SCHEDULES, NEITHER PARTY WILL BE LIABLE FOR ANY INCIDENTAL, INDIRECT, PUNITIVE, SPECIAL, OR CONSEQUENTIAL DAMAGES, OR FOR ANY (a) LOSS OF REVENUE, INCOME, PROFIT, SAVINGS OR BUSINESS OPPORTUNITY; (b) LOST OR CORRUPTED DATA OR SOFTWARE, LOSS OF USE OF A SYSTEM OR NETWORK, OR THE RECOVERY OF SUCH; (c) BUSINESS INTERRUPTION OR DOWNTIME; (d) LOSS OF GOODWILL OR REPUTATION; (e) PRODUCTS, SOFTWARE OR DELIVERABLES NOT BEING AVAILABLE FOR USE; OR (f) THE PROCUREMENT OF SUBSTITUTE SOLUTIONS; ARISING OUT OF OR IN CONNECTION WITH THE SOLUTIONS PROVIDED HEREUNDER.

ii.	EXCEPT FOR CUSTOMER’S BREACH OF ITS PAYMENT OBLIGATIONS, AN UNAUTHORIZED DISCLOSURE OF CONFIDENTIAL INFORMATION, INFRINGEMENT/MISAPPROPRIATION OF INTELLECTUAL PROPERTY OR AS OTHERWISE SET FORTH IN THE APPLICABLE SCHEDULES, NEITHER PARTY’S TOTAL LIABILITY FOR ANY AND ALL CLAIMS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND/OR ANY PRODUCTS, SOFTWARE OR SERVICES PROVIDED HEREUNDER WILL EXCEED THE TOTAL AMOUNT RECEIVED BY DELL DURING THE PRIOR 12 MONTHS OF THIS MCCA FOR THE SPECIFIC PRODUCT, SOFTWARE OR SERVICE GIVING RISE TO SUCH CLAIM(S).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

iii.	THESE LIMITATIONS, EXCLUSIONS, AND DISCLAIMERS SHALL APPLY TO ALL CLAIMS FOR DAMAGES, WHETHER BASED IN CONTRACT, WARRANTY, STRICT LIABILITY, NEGLIGENCE, TORT, OR OTHERWISE, TO THE EXTENT PERMITTED BY APPLICABLE LAW. INSOFAR AS APPLICABLE LAW PROHIBITS ANY LIMITATION ON LIABILITY HEREIN, THE PARTIES AGREE THAT SUCH LIMITATION WILL BE AUTOMATICALLY MODIFIED, BUT ONLY TO THE EXTENT SO AS TO MAKE THE LIMITATION COMPLIANT WITH APPLICABLE LAW. THE PARTIES AGREE THAT THESE LIMITATIONS OF LIABILITY ARE AGREED ALLOCATIONS OF RISK CONSTITUTING IN PART THE CONSIDERATION FOR DELL PROVIDING PRODUCTS, SOFTWARE, OR SERVICES TO CUSTOMER, AND SUCH LIMITATIONS WILL APPLY NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY AND EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LIABILITIES OR FAILURES.

D.	Confidentiality. Any confidential information disclosed by either Dell or Customer related to this MCCA will be governed by the terms and conditions of the Mutual Non-disclosure Agreement between SecureWorks, Inc. and Dell Inc. dated June 23, 2015 (“NDA”). Although the NDA is referred to in this MCCA, the NDA continues to be a separate and independent agreement applicable to all confidential information exchanged between Customer and Dell. This MCCA may only supplement or modify the NDA terms with respect to information exchanged in connection with this MCCA and then only as to the term, definition and designation of confidential information exchanged under this MCCA.

E.	Indemnification. Dell shall defend and indemnify Customer against any third-party claim or action of infringement or misappropriation of that third party’s U.S. patent, copyright, trade secret, or other intellectual property rights, to the extent arising from Dell’s performance or delivery of the Solutions (excluding Third-Party Products and open source software) (an “Indemnified Claim”). In addition, if Dell receives prompt notice of an Indemnified Claim that, in Dell’s reasonable opinion, is likely to result in Dell’s inability to continue providing or performing the Solution, then Dell shall at its option, (1) obtain a right for Customer to continue using such Products, Deliverables or Software or allow Dell to continue performing the Services; (2) modify such Products, Software, Services or Deliverables to make them non-infringing; (3) replace such Products, Software, Services, or Deliverables with a non-infringing substitute; or (4) refund any pre-paid fees for the allegedly infringing Services that have not been performed or provide a reasonable depreciated or pro rata refund for the allegedly infringing Product, Deliverables, or Software. Notwithstanding the foregoing, Dell shall have no obligation under this Indemnification Section for any claim resulting or arising from (1) use or modifications of the Solution that were not performed by Dell; (2) the combination of the Dell Product, Dell Software, Dell Service or Deliverables with a Third-Party Product (the combination of which causes the claimed infringement); (3) Dell’s compliance with Customer’s written specifications or directions, including the incorporation of any software or other materials or processes provided by or requested by Customer or (4) Customer’s failure to incorporate free
Software updates or upgrades that would have avoided the alleged infringement (collectively, the “Excluded Claims”). Dell’s duty to indemnify and defend under this Indemnification Section is contingent upon: (1) Dell receiving prompt written notice of the third-party claim or action for which Dell must indemnify Customer, (2) Dell having the right to solely control the defense and resolution of such claim or action, and (3) Customer’s full cooperation with Dell in defending and resolving such claim or action. This Indemnification Section states Customer’s sole and exclusive remedies for any damages arising from a third-party intellectual property claim or action, and nothing in this MCCA or elsewhere will obligate Dell to provide any greater indemnity to Customer.

Customer shall defend and indemnify Dell against any third-party claim or action arising out of (1) Customer’s failure to obtain any appropriate license, intellectual property rights, or other permissions, regulatory certifications, or approvals associated with technology or data provided by Customer, or associated with non-Dell software or other components directed or requested by Customer to be accessed, installed or integrated as part of the Solution; (2) Customer’s breach of Dell’s proprietary rights as stated in this MCCA or applicable Schedule(s) or SOW(s); (3) any inaccurate representation regarding the existence of an export license, failure to provide information to Dell to obtain an export license or any allegation made against Dell due to Customer’s violation or alleged violation of applicable export laws, regulations, or orders; (4) Customer providing (or providing access to) Excluded Data to Dell and (5) the Excluded Claims.

Each party shall defend and indemnify the other party against any third-party claim or action for personal bodily injury, including death, to the extent directly caused by the indemnifying party’s gross negligence or willful misconduct in the course of performing its obligations under this MCCA.

F.

Independent Contractor Relationship; Assignment; Subcontracting. The parties are independent contractors. No provision of this MCCA will or shall be deemed to create an association, trust, partnership, joint venture or other entity or similar legal relationship between Dell and Customer, or impose a trust, partnership or fiduciary duty, obligation, or liability on or with respect to such entities. Neither party will have any rights, power, or authority to act or create an obligation, express or implied, on behalf of another party except as specified in this MCCA. Dell has the right to subcontract or delegate the performance of its obligations under this MCCA in whole or in part, or any rights, duties, obligations or liabilities under this MCCA, by operation of law or otherwise, provided that Dell shall remain responsible for the performance of its obligations under this MCCA. Otherwise, neither party may, whether voluntarily, by contract or by merger (whether that party is the surviving or disappearing entity), consolidation, dissolution, through government action or order, or otherwise, assign, delegate or transfer any of its rights or obligations under this MCCA to any third party without the other party’s prior written consent, except in connection with a merger, consolidation or dissolution of all or substantially all of such party’s assets or business, provided that such party’s successor entity assumes in writing all of such party’s obligations under this MCCA and agrees in writing to be bound by this MCCA. Any attempted assignment, transfer or delegation in violation of the foregoing will be null and void. Any assignment by Customer of its purchase order to a third-party

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

financing company (other than Dell Financial Services, LLC) must be approved in advance in writing by Dell.

G.	Excused Performance. Neither party shall be liable to the other for any failure to perform any of its obligations (except payment obligations) under this MCCA during any period in which such performance is delayed by circumstances beyond its reasonable control, such as fire, flood, failure of the Internet, war, embargo, strike, riot, or governmental intervention (an “Excused Event”). The delayed party’s time for performance will be excused for the duration of the Excused Event, but if the Excused Event lasts longer than thirty (30) days, then the other party may immediately terminate, in whole or in part, this MCCA or the applicable Schedule or SOW by giving written notice to the delayed party.

H.	Compliance with Laws. Each party agrees to comply with all laws and regulations applicable to such party in the course of performance of its obligations under this MCCA. Customer acknowledges that the Solutions provided under this MCCA, which may include technology, authentication and encryption, are subject to the customs and export control laws and regulations of the United States (“U.S.”); may be rendered or performed either in the U.S., in countries outside the U.S., or outside of the borders of the country in which Customer or its systems are located; and may also be subject to the customs and export laws and regulations of the country in which the Solution is rendered or received. Each party agrees to abide by those laws and regulations applicable to such party in the course of performance of its obligations under this MCCA. Customer also may be subject to import or re-export restrictions in the event Customer transfers the Products, Software or Deliverables from the country of delivery and Customer is responsible for complying with applicable restrictions. If any software provided by Customer and used as part of the Solution contains encryption, then Customer agrees to provide Dell with all of the information needed for Dell to obtain export licenses from the U.S. Government or any other applicable national government and to provide Dell with such additional assistance as may be necessary to obtain such licenses. Notwithstanding the foregoing, Customer is solely responsible for obtaining any necessary permissions relating to software that it exports. Dell also may require export certifications from Customer for Customer-provided software. Dell’s acceptance of any order for a Solution is contingent upon the issuance of any applicable export license required by the U.S. Government or any other applicable national government. Dell is not liable for delays or failure to deliver Solutions resulting from Customer’s failure to obtain such license or to provide such certification.

I.	Regulatory Requirements. Dell is not responsible for determining whether any Third-Party Product to be used in the Solution, satisfies the local regulatory requirements of the country to which such Solution is to be delivered or performed, and Dell shall not be obligated to provide any Solution where the resulting Solution is prohibited by law or does not satisfy the local regulatory requirements.

J.	Data. Customer acknowledges that no part of the Solution is designed with security and access management for the processing and/or storage of the following categories of data unless expressly otherwise stated in a particular SOW or Schedule: (1) data that is classified and/or used on the
U.S. Munitions list, including software and technical data; (2) articles, services and related technical data designated as defense articles and defense services; (3) ITAR (International Traffic in Arms Regulations) related data; and (4) personally identifiable information that is subject to heightened security requirements as a result of Customer’s internal policies or practices, industry-specific standards or by law (collectively referred to as “Excluded Data”). Customer hereby agrees that Customer is solely responsible for reviewing data that it will provide to Dell (or to which Dell will have access) to ensure that it does not contain Excluded Data. In Dell’s performance of the Solution, Dell may obtain information related to Customer’s use of the Solution. Customer agrees that Dell may use such information in an aggregated, anonymized form to assist in improving and optimizing various aspects of the Solution or in support of generic marketing activities related to the Solution.

K.	Entire MCCA; Severability. This MCCA, together with the Schedules, Software Agreements and SOWs, is the entire agreement between Customer and Dell with respect to its subject matter and supersedes all prior oral and written understandings, communications, or agreements between Customer and Dell, including any agreements with auto-renewal clauses. No amendment to or modification of this MCCA, in whole or in part, will be valid or binding unless it is in writing and executed by authorized representatives of both parties. If any provision of this MCCA, or any Schedule, Software Agreement or SOW should be found to be void or unenforceable, such provision will be stricken or modified, but only to the extent necessary to comply with applicable law, and the remainder of this MCCA, or the affected Schedule, Software Agreement or SOW, will remain in full force and will not be terminated. No rights may arise by implication or estoppel, other than those expressly granted herein.

L.	Governing Law. This MCCA, any Schedule, Software Agreement or SOW, and ANY CLAIM, DISPUTE, OR CONTROVERSY (WHETHER IN CONTRACT, TORT, OR OTHERWISE, INCLUDING STATUTORY, CONSUMER PROTECTION, COMMON LAW, INTENTIONAL TORT AND EQUITABLE CLAIMS) arising from or relating to this MCCA, its interpretation, or the breach, termination or validity thereof, the relationships which result from this MCCA (including, to the full extent permitted by applicable law, relationships with third parties who are not signatories to this MCCA), Dell’s advertising, or any related transaction or engagement (a “Dispute”) shall be governed by the laws of the State of Texas, without regard to conflicts of law. The parties agree that the UN Convention for the International Sale of Goods will have no force or effect on this MCCA. Furthermore, the parties agree that the provisions of the Uniform Computer Information Transactions Act (“UCITA”), as it may have been or hereafter may be in effect in any jurisdiction, shall not apply to this MCCA, and the parties waive any and all rights they may have under any laws(s) adopting UCITA in any form.

M.	Venue. The parties agree that any Dispute shall be brought exclusively in the state or federal courts located in Travis or Williamson County, Texas. Customer and Dell agree to submit to the personal jurisdiction of the state and federal courts located within Travis or Williamson County, Texas, and agree to waive any and all objections to the exercise of jurisdiction over the parties by such courts and to venue in such courts.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

N.	Bench Trial. The parties agree to waive, to the maximum extent permitted by law, any right to a jury trial with respect to any Dispute.

O.	No Class Actions. NEITHER CUSTOMER NOR DELL SHALL BE ENTITLED TO JOIN OR CONSOLIDATE CLAIMS BY OR AGAINST OTHER CUSTOMERS, OR PURSUE ANY CLAIM AS A REPRESENTATIVE OR CLASS ACTION OR IN A PRIVATE ATTORNEY GENERAL CAPACITY.

P.	Limitation Period. NEITHER PARTY SHALL BE LIABLE FOR ANY CLAIM BROUGHT MORE THAN TWO YEARS AFTER THE CAUSE OF ACTION FOR SUCH CLAIM FIRST AROSE.

Q.	Dispute Resolution. Customer and Dell will attempt to resolve any Dispute through face-to-face negotiation with persons fully authorized to resolve the Dispute or through mediation utilizing a mediator agreed to by the parties, rather than through litigation. The existence or results of any negotiation or mediation will be treated as confidential information. Notwithstanding the foregoing, either party will have the right to seek from a state or federal court in
Travis or Williamson County a temporary restraining order, preliminary injunction, or other equitable relief to preserve the status quo, prevent irreparable harm, avoid the expiration of any applicable limitations period, or preserve a superior position with respect to other creditors, although the merits of the underlying Dispute will be resolved in accordance with this paragraph. In the event the parties are unable to resolve the Dispute within thirty (30) days of notice of the Dispute to the other party, the parties shall be free to pursue all remedies available at law or in equity.

R.	Notices. Notice to Dell under this MCCA or any related Schedule, Software Agreement or SOW must be in writing and sent by postage prepaid first-class mail or receipted courier service to the address below or to such other address (including facsimile or e-mail) as specified in writing, and will be effective upon receipt.

Dell Marketing L.P., Attn: Contracts Manager

One Dell Way, Round Rock, Texas 78682

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

By their signatures below, Dell and Customer indicate their agreement to the terms and conditions set forth in this MCCA.

Dell Marketing L.P.

/s/ Janet B. Wright
Janet B. Wright Vice President & Asst. Secretary

SecureWorks, Inc.

/s/ Michael R. Cote
Michael R. Cote President & Chief Executive Officer

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Product Schedule

to

Master Commercial Customer Agreement

1.	General. This Product Schedule (“Schedule”), in addition to the Master Commercial Customer Agreement effective as of August 1, 2015 (“MCCA”), which is hereby incorporated, sets forth the terms of all purchases of Products by Customer from Dell. In the event of a conflict between this Schedule and the MCCA, the terms of this Schedule shall take precedence. Unless otherwise defined in this Schedule, capitalized terms herein shall have the meaning defined in the MCCA.

2.	Shipping Charges; Title; Risk of Loss. Taxes and shipping and handling charges are not included in Product prices unless expressly indicated by Dell at the time of sale. Title to Products passes from Dell to Customer upon shipment to Customer (except title to any Software included with the Products remains with the applicable licensors). Loss or damage that occurs during shipping by a carrier selected by Dell is Dell’s responsibility. Loss or damage that occurs during shipping by a carrier selected by Customer is Customer’s responsibility. Shipping and delivery dates are provided as estimates only. Customer must notify Dell within twenty-one (21) days of the date of its invoice or acknowledgement if Customer believes any part of its order is missing, wrong, or damaged.

3.	Returns, Exchanges and Repairs. Return of Products is subject to the policy at www.Dell.com/ReturnPolicy, which is available in hard copy from Dell upon request. Before returning or exchanging a Product, Customer must contact Dell directly to obtain an authorization number to include with Customer’s return. Customer must return Products to Dell in their original or equivalent packaging, and Customer is responsible for risk of loss, as well as shipping and handling fees. Additional fees, including up to a 15% restocking fee, may apply. If Customer fails to follow the return or exchange instructions provided by Dell, Dell will not be responsible for any loss, damage, or modification of a Product, or processing of a Product for disposal or resale. Credit for partial returns may be less than invoice or individual component prices due to bundled or promotional pricing associated with Customer’s original purchase. Parts used in repairing or servicing Products may be new, equivalent-to-new, or reconditioned.

4.	Cancellation of Order. Customer may change or cancel an order for Dell-branded Products only up until the time Dell begins manufacturing the Products. Otherwise, Customer may change or cancel an order as set forth in the applicable Dell quote or as expressly agreed by both parties.

5.	Termination. Either party may terminate this Schedule at any time by providing at least thirty (30) days prior written notice to the other party. Upon termination of this Schedule, all rights and obligations of the parties under this Schedule will automatically terminate except for rights of action accruing prior to termination, payment obligations, and any obligations that expressly or by implication are intended to survive termination.

6.	Limited Warranty. THE LIMITED WARRANTIES FOR DELL-BRANDED PRODUCTS CAN BE FOUND AT www.Dell.com/Warranty OR IN THE DOCUMENTATION DELL PROVIDES WITH SUCH PRODUCTS. SUCH DOCUMENTS ARE AVAILABLE IN HARD COPY FROM DELL UPON REQUEST.

By their signatures below, Dell and Customer indicate their agreement to the terms and conditions set forth in this Product Schedule and the MCCA.

Dell Marketing L.P.	Customer

Signature:	Signature:

Name:	Name:

Position:	Position:

Date:	Date:

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Services Schedule

to

Master Commercial Customer Agreement

1.	General. This Services Schedule (“Schedule”), in addition to the Master Commercial Customer Agreement effective as of August 1, 2015 (“MCCA”), which is hereby incorporated, and any SOWs executed hereunder, set forth the terms of all Services performed by Dell for Customer. Unless otherwise defined in this Schedule, capitalized terms herein shall have the meaning defined in the MCCA. For purposes of this Schedule, each SOW will be interpreted as a single agreement, independent of any other SOW, so that all of the provisions are given as full effect as possible.

2.	Additional Charges. Additional charges will apply if Customer requests Services that are performed outside of contracted hours or are beyond the normal coverage for the particular Service.

3.	Termination of Services. Either party may terminate this Schedule for convenience by providing at least thirty (30) days prior written notice to the other. Termination of this Schedule will not terminate any outstanding SOW that provides for a specific term over which the Services are to be provided. In such case, the terms of this Schedule, as incorporated into the SOW, and the SOW itself will remain in effect for the remainder of the specified term. Any licenses to Software provided as part of the Services shall terminate at the termination of the applicable SOW, unless otherwise stated in the SOW. Upon termination of this Schedule, all rights and obligations of the parties under this Schedule will automatically terminate except for rights of action accruing prior to termination, payment obligations, and any obligations that expressly or by implication are intended to survive termination.

4.	Deliverables. Dell and its applicable suppliers and licensors will retain exclusive ownership of all Deliverables, and will own all intellectual property rights, title and interest in any ideas, concepts, know-how, documentation, and techniques associated with such Deliverables. Subject to payment in full for the applicable Services, Dell grants Customer a non-exclusive, non-transferable, royalty-free right to use the Deliverables solely in the country or countries in which Customer does business, solely for Customer’s internal use, and solely as necessary for Customer to enjoy the benefit of the Services as stated in the applicable SOW.

5.	Suspension or Modification of Software or Services. Dell may suspend, terminate, withdraw, or discontinue all or part of the Services or Customer’s access or one or more users’ access to the Software (and third-party software) upon receipt of a subpoena or law-enforcement request, or when Dell believes, in its sole discretion, that Customer (or its users) have breached any term of this Schedule or an applicable SOW, or are involved in any fraudulent, misleading, or illegal activities.

6.	Updates. With respect to Software provided or otherwise made available to Customer by Dell in connection with Services, it may be necessary for Dell to perform scheduled or unscheduled repairs or maintenance, or remotely patch or upgrade the Software, which may temporarily degrade the quality of the Services or result in a partial or complete outage of the Software. Dell may provide advance notification of such activities. Dell provides no assurance that the Software or Services will be uninterrupted or error-free, and any degradation or interruption in the Services or related Software shall not give rise to a refund or credit of any fees paid by Customer.

7.	Availability of Online Services. CUSTOMER AGREES THAT THE OPERATION AND AVAILABILITY OF THE SYSTEMS USED
FOR ACCESSING AND INTERACTING WITH THE SOFTWARE PROVIDED AS PART OF THE SERVICES, INCLUDING TELEPHONE, COMPUTER NETWORKS, AND THE INTERNET, OR TO TRANSMIT INFORMATION, CAN BE UNPREDICTABLE AND MAY, FROM TIME TO TIME, INTERFERE WITH OR PREVENT ACCESS TO OR USE OR OPERATION OF SUCH SOFTWARE. DELL SHALL NOT BE LIABLE FOR ANY SUCH INTERFERENCE WITH OR PREVENTION OF CUSTOMER’S ACCESS TO OR USE OF THE SOFTWARE.

8.	Limited Warranty. THE SERVICES WILL BE PROVIDED IN A GOOD AND WORKMANLIKE MANNER.

9.	Support Services.

a.	Customer Responsibilities. When Services consist of repair of Dell-branded systems, such Services shall be those repair services that are necessary to fix a defect in materials or workmanship of such systems or any standard system component covered by this Schedule. Preventive maintenance is not included. Repairs necessitated by software problems, or as a result of alteration, adjustment, or repair by anyone other than Dell (or its representatives) are not included under this Schedule. Unless otherwise expressly provided in a SOW, Services do not include repair of any system or system component that has been damaged as a result of (1) accident, misuse, or abuse of the system or component (such as use of incorrect line voltages or fuses, use of incompatible devices or accessories, improper or insufficient ventilation, or failure to follow operating instructions) by anyone other than Dell (or its representatives); (2) the moving of the system from one geographic location or entity to another; or (3) an act of nature such as lightning, flooding, tornado, earthquake, or hurricane.

b.	Customer Authorization for Provision of Services. Some warranties or service contracts for Third-Party Products may become void if Dell or anyone other than an authorized service provider provides services for or works on such hardware or software (such as providing maintenance or repair services for the Third-Party Products). DELL DOES NOT TAKE RESPONSIBILITY FOR ANY EFFECT THAT THE DELL SERVICES MAY HAVE ON THOSE WARRANTIES OR SERVICE CONTRACTS.

Customer authorizes Dell to use or otherwise access any and all Customer-provided Third-Party Products as necessary or as requested by Customer in Dell’s performance of the Services, including copying, storing, and reinstalling backup systems or data. Customer shall defend, indemnify, and hold Dell harmless from any third-party claim or action arising out of Customer’s failure to properly provide such authorization (such as obtain appropriate licenses, intellectual-property rights, or any other permissions, regulatory certifications, or approvals associated with technology, software, or other components).

10.	Customer to Back up Data. Unless otherwise stated in an SOW, it is Customer’s responsibility to back up its data on Customer systems and to carry out any equipment and technology upgrades, refreshes and replacements on its systems.

By their signatures below, Dell and Customer indicate their agreement to the terms and conditions set forth in this Services Schedule to the MCCA.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Dell Marketing L.P.	Customer

Signature:	Signature:

Name:	Name:

Position:	Position:

Date:	Date:

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.